Exhibit 10.1

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is entered into, by and between Express, Inc., Express, LLC (together with Express, Inc., the “Company”), and David Kornberg (the “Executive”) (collectively referred to as “the parties”) and shall be effective as of the first day of the Company’s 2015 fiscal year, or as of such earlier date that the Company’s existing Chief Executive Officer ceases to serve in such capacity (the “Effective Date”).
WHEREAS, the Executive is currently employed by Express, LLC and serves as President of the Company;
WHEREAS, Executive is experienced in various phases of the Company’s business and does possess an intimate knowledge of the business and affairs of the Company and its policies, procedures, methods, and personnel;
WHEREAS, the Board of Directors of Express, Inc. (the “Board”) has appointed Executive to serve as Chief Executive Officer of Express, Inc. as of the Effective Date and caused Executive to be appointed Chief Executive Officer of Express, LLC as of the Effective Date; and
WHEREAS, the Board has appointed Executive as a Class II director to the Board, effective as of the Effective Date.
WHEREAS, upon the Effective Date, this Agreement shall supersede and replace in its entirety that certain Amended and Restated Employment Agreement by and between Express, LLC and Executive, dated on or about April 22, 2013 (the “Prior Agreement”) which superseded and replaced in its entirety that certain Employment Agreement by and between Express, LLC and Executive dated on or about February 11, 2010 (the “Original Employment Agreement”) or any other employment or severance agreement entered into by the Executive, on the one hand, and the Company or its affiliates, on the other (as well as any employment or severance agreement that was entered into by the Executive and Limited Brands, Inc. or its affiliates and assumed by the Company or its affiliates). Upon the Effective Date, the Prior Agreement and the Original Employment Agreement shall cease to have any further legal force or effect whatsoever.
NOW, THEREFORE, in consideration of the foregoing and the respective agreements of the parties contained herein, the parties hereby agree as follows:
1.Term. The initial term of employment under this Agreement shall be for the period commencing on the effective date of the Original Employment Agreement (the “Commencement Date”) and ending on the fifth anniversary of the Commencement Date; provided, however, that thereafter this Agreement shall be automatically renewed from year to year, unless (a) either the Company or the Executive shall have given written notice to the other at least thirty (30) days prior thereto that the term of this Agreement shall not be so renewed or (b) the Agreement is terminated pursuant to the provisions of Section 8 of this Agreement.
2.Employment.
(a)Position. The Executive shall be employed as Chief Executive Officer of the Company and responsibilities, powers, duties and authority customary for the chief executive officer of corporations of the size, type and nature of the Company as may be determined by the Board. The Executive shall perform the duties, undertake the responsibilities, and exercise the authority customarily performed, undertaken, and exercised by persons employed in a similar executive capacity. The Executive shall report to the Board.
(b)Obligations. The Executive agrees to devote the Executive’s full business time and attention to the business and affairs of the Company and its subsidiaries. The foregoing, however, shall not preclude the Executive from serving on corporate, civic, or charitable boards or committees or managing personal investments, so long as such activities do not materially interfere with the performance of the Executive’s responsibilities hereunder.
3.Base Salary. Executive’s annual base salary shall be Nine Hundred Thousand United States dollars ($900,000.00), less applicable withholding (the “Base Salary”). The Base Salary will be subject to annual review and may be increased from time to time in the discretion of the Board or any committee thereof responsible for executive compensation matters (the “Compensation Committee”), based on factors such as the Executive’s responsibilities, compensation of similar executives in other companies, the Executive’s performance, and other pertinent factors. Such Base Salary shall be payable in accordance with the Company’s customary practices applicable to its executives.

Exhibit 10.1

4.Equity Compensation. The Executive may be eligible for future equity- based awards as may be commensurate with the Executive’s position and performance; it being agreed any such awards shall be awarded, if at all, in the discretion of the Board or the Compensation Committee.
5.Employee Benefits. The Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company and made available to senior executives generally and as may be in effect from time to time. The Executive’s participation in such plans, practices and programs shall be on the same basis and terms as are applicable to senior executives of the Company generally.
6.Bonus. The Executive shall be entitled to participate in the Company’s applicable incentive compensation plan at a target level of One Hundred and Twenty Percent (120%) of the Executive’s Base Salary on the same basis and terms as are applicable to senior executives of the Company generally as determined from time to time by the Board or the Compensation Committee. The target level may be increased from time to time in the discretion of the Board or Compensation Committee, based on factors such as the Executive’s responsibilities, compensation of similar executives in other companies, the Executive’s performance, and other pertinent factors. The actual amount of the bonus shall be based upon the attainment of performance goals and objectives determined reasonably and in good faith by the Board after meaningful consultation with the Executive.
7.Other Benefits.
(a)Expenses. Subject to applicable Company policies, the Executive shall be entitled to receive prompt reimbursement of all expenses reasonably incurred in connection with the performance of the Executive’s duties hereunder or for promoting, pursuing, or otherwise furthering the business or interests of the Company. For purposes of compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (ii) any right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
(b)Office and Facilities. The Executive shall be provided with appropriate offices and with such secretarial and other support facilities as are commensurate with the Executive’s status with the Company and adequate for the performance of the Executive’s duties hereunder.
(c)Business Travel. For domestic travel, the Executive shall be entitled to use of chartered private aircraft, at his discretion reasonably applied.
(d)Paid Time Off (PTO) Program. The Executive shall be entitled to paid time off in accordance with the policies as periodically established by the Company for senior executives of the Company.
8.Termination. The Executive’s employment hereunder is subject to the following terms and conditions:
(a)Disability. The Company shall be entitled to terminate the Executive’s employment after having established the Executive’s Disability. For purposes of this Agreement, “Disability” means a physical or mental infirmity which impairs the Executive’s ability to substantially perform the Executive’s duties under this Agreement for a period of at least six (6) months in any twelve (12)-month calendar period as determined in accordance with the Company’s Long-Term Disability Plan or, in the absence of such plan, as determined by the Board.
(b)Cause. The Company shall be entitled to terminate the Executive’s employment for “Cause” without prior written notice. For purposes of this Agreement, “Cause” shall mean that the Executive (1) failed to perform the Executive’s material duties with the Company (other than a failure resulting from the Executive’s incapacity due to physical or mental illness); or (2) has pleaded “guilty” or “no contest” to or has been convicted of an act which is defined as a felony under federal or state law; or (3) engaged in misconduct in bad faith which could reasonably be expected to materially harm the Company’s business or its reputation. The Executive shall be given written notice by the Company of a termination for Cause, which shall state in detail the particular act or acts or failures to act that constitute the grounds on which the termination for Cause is based.
(c)Termination by the Executive. The Executive may terminate employment hereunder without “Good Reason” by delivering to the Company, not less than thirty (30) days prior to the Termination Date, a written notice of termination. The Executive may terminate employment hereunder for “Good Reason” by delivering to the Company not less than thirty (30) days prior to the Termination Date, a written notice of termination setting forth in reasonable detail the facts and circumstances which constitute Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events, without the express written consent of the Executive, unless such events are fully corrected in all material respects by the Company within thirty (30) days following written notification by the Executive to the Company of the occurrence of one of the following reasons: (i) the failure to continue the Executive in a capacity contemplated by Section 2(a) above; (ii) the assignment to the Executive of any duties materially inconsistent with the Executive’s positions, material duties, authority, responsibilities or

Exhibit 10.1

reporting requirements as set forth in Section 2(a) hereof; (iii) a reduction in or a material delay in payment of the Executive’s total cash compensation and benefits from those required to be provided in accordance with the provisions of this Agreement; (iv) the Company, the Board or any person controlling the Company requires the Executive to be based at a location more than 60 miles from the Executive’s principal residence as of the Commencement Date, other than on travel reasonably required to carry out the Executive’s obligations under the Agreement; or (v) the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the business of the Company within fifteen (15) days after a Change in Control (defined below). The Executive shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within ninety (90) days after the occurrence of such circumstances, and actually terminate employment within thirty (30) days following the expiration of the Company’s thirty (30)-day cure period described above. Otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by the Executive.
(d)Termination Date, Etc. “Termination Date” shall mean in the case of the Executive’s death, the date of death, or in all other cases of termination by the Company, the date specified in writing by the Company as the Termination Date; provided, however, that if the Executive’s employment is terminated by the Company either for (i) reasons other than Cause or (ii) Disability, the date specified as the Termination Date shall be at least thirty (30) days from the date that written notice of the termination date is given to the Executive.
9.Compensation Upon Certain Terminations by the Company.
(a)If the Executive’s employment is terminated by the Company other than for death, Disability or Cause (including a termination by reason of the Company’s written notice to the Executive of its decision not to extend the Agreement pursuant to Section 1 hereof) or by the Executive for Good Reason, the Company’s sole obligations hereunder shall be as follows:

(i)	The Company shall pay the Executive the Accrued Compensation;

(ii)	Subject to Section 9(f) and the Executive’s continued compliance with Section 10 hereof:
(1)The Company shall continue to pay the Executive the Base Salary for a period of eighteen (18) months following the Termination Date (the “Base Salary Continuation”);
(2)The Company shall pay the Executive (x) the amount of any unpaid bonus for any performance period terminating prior to the Termination Date, determined based on actual achievement of performance objectives pursuant to the bonus plan described in Section 6 above, paid on the date on which the bonus for each such period is paid to executives generally (y) a pro rata amount, based on the number of days elapsed during the applicable performance period, of the amount of bonus to which the Executive would have been entitled pursuant to the plan described in Section 6 above for the performance period in which the Termination Date occurs, based on actual achievement of performance objectives for such period, paid on the date on which the bonus for such period is paid to executives generally, and (z) an amount equal to 1.5 times the target amount of bonus to which the Executive would have been entitled pursuant to the plan described in Section 6 above had the Executive’s employment continued for one (1) year after the Termination Date, paid in equal installments on the payroll dates on which Base Salary is generally paid (such payments described in clause (z) together with the Base Salary Continuation, the “Severance Payment”);
(3)Immediate accelerated vesting of a portion of the equity-based and cash-based incentive awards then outstanding, such portion equal to the portion of each such award that was scheduled to vest during the eighteen (18) months following the Termination Date (using the actual achievement to the Termination Date level of achievement under the respective award agreement for any award subject to performance-based criteria to determine the vested award amount); and
(4)Subject to the Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for up to eighteen (18) months following the Termination Date, the Company shall, at its expense, provide to the Executive and the Executive’s dependents medical and dental benefits similar in the aggregate to the those provided to the Executive immediately prior to the Termination Date; provided, however, that the Company’s obligation to provide such benefits shall cease upon the earlier of (i) the Executive’s becoming eligible for such benefits as the result of employment with another employer and (ii) the expiration of the Executive’s right to continue such medical and dental benefits under applicable law (such as COBRA); provided, further, that notwithstanding the foregoing, the Company shall not be obligated to provide the continuation coverage contemplated by this Section 9(a)(ii)(4) if it would result in the imposition of excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education

Exhibit 10.1

Reconciliation Act of 2010, as amended (to the extent applicable), in which case the Company shall reimburse Executive for out-of-pocket expenses under COBRA for Executive and his dependents in lieu of providing the foregoing medical and dental benefits. Notwithstanding the foregoing, the Company may elect to provide such reimbursement in lieu of providing such medical and dental benefits.
(b)If during the term of the Agreement (including any extensions thereof), the Executive’s employment is terminated by the Company for Cause or by reason of the Executive’s death, or if the Executive gives the Company a written notice of termination other than one for Good Reason, the Company’s sole obligation hereunder shall be to pay the Executive the following amounts earned hereunder but not paid as of the Termination Date: (i) Base Salary, (ii) reimbursement for any and all monies advanced or expenses incurred pursuant to Section 7(a) through the Termination Date, (iii) any earned compensation which the Executive had previously deferred (including any interest earned or credited thereon) pursuant to the Company’s Supplemental Retirement Plan (collectively, the “Accrued Compensation”) and (iv) in the event of the Executive’s death, the amount of any unpaid bonus for the year prior to the year in which the Termination Date occurs, determined based on actual achievement of performance objectives pursuant to the bonus plan described in Section 6 above. The Executive’s entitlement to any other benefits shall be determined in accordance with the Company’s employee benefit plans then in effect.
(c)If the Executive’s employment is terminated by the Company by reason of the Executive’s Disability, the Company’s sole obligations hereunder shall be as follows:

(i)	the Company shall pay the Executive the Accrued Compensation;

(ii)
any unpaid bonus for the year prior to the year in which the Termination Date occurs, determined based on actual achievement of performance objectives pursuant to the bonus plan described in Section 6 above; and

(iii)	the Executive shall be entitled to receive any disability benefits available under the Company’s Long-Term Disability Plan.
(d)This Section 9(d) shall apply if there is a termination of the Executive’s employment (i) by the Company other than for death, Disability or Cause (including a termination by reason of the Company’s written notice to the Executive of its decision not to extend the Agreement pursuant to Section 1 hereof) or (ii) by the Executive for Good Reason, in each case, either (A) during the one-year period following a Change in Control or (B) during the six (6) month period preceding a Change in Control; provided that to the extent a termination occurs pursuant to the foregoing clause (B), the Executive shall receive the benefits described in Section 9(a) in accordance with the terms thereof and any additional benefits provided in this Section 9(d) shall be paid in accordance with the terms hereof; provided further that if a Change in Control subsequently occurs, the unpaid balance of the benefits provided in Section 9(a) shall be provided in accordance with this Section 9(d). If any termination described in this Section 9(d) occurs, the Executive (or the Executive’s estate, if the Executive dies after such termination and execution of the release but before receiving such amount) shall receive the following:

(i)	The Company shall pay the Executive the Accrued Compensation;

(ii)	Subject to Section 9(f) and the Executive’s continued compliance with Section 10 hereof:
(1)A lump sum payment of an amount equal to the sum of (x) the amount of any unpaid bonus for any performance period terminating prior to the Termination Date, determined based on actual achievement of performance objectives pursuant to the bonus plan described in Section 6 above, (y) a pro rata amount, based on the number of days elapsed during the applicable performance period, of the amount of bonus to which the Executive would have been entitled pursuant to the plan described in Section 6 above for the performance period in which the Termination Date occurs, based on actual achievement of performance objectives for such period and (z) an amount equal to 2.0 times the target amount of bonus to which the Executive would have been entitled pursuant to the plan described in Section 6 above had the Executive’s employment continued for one (1) year after the Termination Date,, payable within thirty (30) days following the Termination Date;
(2)The Company shall pay the Executive an amount equal to two (2.0) times the Base Salary, payable in a lump sum within thirty (30) days following the Termination Date; provided that to the extent a Change in Control is not a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Code Section 409A then, notwithstanding the foregoing, any amount payable under this Section 9(d)(ii)(2) which constitutes “nonqualified deferred compensation” for purposes of Code Section 409A shall be payable in pro-rata equal installments over the two (2) year period following the Termination Date in accordance with Section 9(e) hereof;

Exhibit 10.1

(3)Subject to the Executive’s timely election of continuation coverage under COBRA, for up to eighteen (18) months following the Termination Date, the Company shall, at its expense, provide to the Executive and the Executive’s dependents medical and dental benefits similar in the aggregate to the those provided to the Executive immediately prior to the Termination Date; provided, however, that the Company’s obligation to provide such benefits shall cease upon the earlier of (i) the Executive’s becoming eligible for such benefits as the result of employment with another employer and (ii) the expiration of the Executive’s right to continue such medical and dental benefits under applicable law (such as COBRA); provided, further, that notwithstanding the foregoing, the Company shall not be obligated to provide the continuation coverage contemplated by this Section 9(d)(ii)(3) if it would result in the imposition of excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable) , in which case the Company shall reimburse Executive for out-of-pocket expenses under COBRA for Executive and his dependents in lieu of providing the foregoing medical and dental benefits. Notwithstanding the foregoing, the Company may elect to provide such reimbursement in lieu of providing such medical and dental benefits; and
(4)Immediate accelerated vesting of all outstanding equity-based and cash-based incentive awards (using, the greater of target (100%) or actual achievement to the Termination Date level of achievement under the respective award agreement for any award subject to performance-based criteria to determine the vested award amount).
For purposes of this Agreement, “Change in Control” shall have the meaning ascribed thereto in the Express Inc. 2010 Incentive Compensation Plan, as amended from time to time.
(e)Except as otherwise expressly set forth herein, the amounts payable to the Executive pursuant to this Section 9 will be paid to the Executive at such times as the Executive would have otherwise been entitled to receive such amounts had the Executive not been terminated (determined in accordance with the Company’s payroll practices at the time of termination) and only so long as the Executive has not breached the provisions of Section 10 hereof or any other restrictive covenant and/or non-competition agreement between the Executive and the Company or any of its affiliates.
(f)The parties acknowledge and agree that damages that will result to the Executive for termination by the Company of the Executive’s employment without Cause or by the Executive for Good Reason shall be extremely difficult or impossible to establish or prove, and agree that the amounts payable to the Executive under Section 9(a) or Section 9(d) beyond the Accrued Compensation shall constitute liquidated damages for any such termination. The Executive agrees that such liquidated damages shall be in lieu of all other claims that the Executive may make by reason of any such termination of employment. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond the Accrued Compensation shall only be payable if the Executive delivers to the Company and does not revoke a general release of claims in favor of the Company in a form reasonably satisfactory to the Company and the Executive. Such release must be executed and delivered (and no longer subject to revocation, if applicable) within 60 days following the Termination Date. Notwithstanding anything to the foregoing set forth herein, to the extent that the payment of any amount described in Section 9(a) or Section 9(d) constitutes “nonqualified deferred compensation” for purposes of Code Section 409A, any such payment scheduled to occur during the first 60 days following the Termination Date shall not be paid until the first regularly scheduled pay period following the 60th day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto.
(g)Executive shall not be required to mitigate the amount of any payment provided for in this Section 9 by seeking other employment or otherwise and no such payment or benefit shall be eliminated, offset or reduced by the amount of any compensation provided to the Executive in any subsequent employment, except as provided in Section 9(a)(ii)(4) or Section 9(d)(ii)(3).
(h)Except as otherwise expressly provided in Section 9 above, all of the Executive’s rights to salary, bonuses, fringe benefits and other compensation hereunder (if any) which accrue or become payable after the Termination Date will cease upon the Termination Date. The Executive’s termination of employment with the Company for any reason shall be deemed to automatically remove the Executive, without further action, from any and all offices held by Executive with the Company or its affiliates. The Executive shall execute such additional documents as requested by the Company from time to time to evidence the foregoing.
(i)Notwithstanding any other payment schedule provided herein to the contrary, if the Executive is deemed on the Termination Date to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then each of the following shall apply:

(i)	Each amount and benefit, including any installment thereof, payable pursuant to this Section 9 shall be considered a separate payment for purposes of Code Section 409A. The portion of the Severance

Exhibit 10.1

Payment that does not exceed the amount referenced in Treas. Regs. Section 1.409A-1(b)(9)(iii)(A) (the “Limit”) and the portion of the Severance Payment that is a “short-term deferral” within the meaning of Treas. Regs. Section 1.409A-1(b)(4)(i) shall be paid at the times set forth in Section 9(a)(ii) above. Any portion of the Severance Payment that exceeds the Limit and is not a “short-term deferral” (and would have been payable during the Initial Payment Period but for the Limit) shall be paid on the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death (the “Delay Period”). Any portion of the Severance Payment that is payable after the Delay Period shall be paid at the times set forth in Section 9(a)(ii) above. With regard to any other payment that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment shall be made at the end of the Delay Period to the extent required under Code Section 409A based on the same principles as set forth above for the Severance Payment. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section shall be paid to the Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein; and

(ii)
To the extent that any benefits to be provided during the Delay Period is considered deferred compensation under Code Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Code Section 409A, the Executive shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse the Executive, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to the Executive, the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.

(j)The Company may deduct or withhold from any amounts owing from the Company to Executive all federal, state and local income, employment or other taxes as may be required to be withheld by any applicable law or regulation.
10.Employee Covenants.
(a)For the purposes of this Section 10, the term “Company” shall include Express, Inc., and all of its subsidiaries, parent companies and affiliates thereof.
(b)Confidentiality. The Executive shall not, during the term of this Agreement and thereafter, make any Unauthorized Disclosure. For purposes of this Agreement, “Unauthorized Disclosure” shall mean use by the Executive for the Executive’s own benefit, or disclosure by the Executive to any person other than a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of duties as an executive of the Company or as may be legally required, of any confidential information relating to the business or prospects of the Company (including, but not limited to, any information and materials pertaining to any Intellectual Property as defined below); provided, however, that Unauthorized Disclosure shall not include the use or disclosure by the Executive of any publicly available information (other than information available as a result of disclosure by the Executive in violation of this Section 10(b)). This confidentiality covenant has no temporal, geographical or territorial restriction.
(c)Non-Competition. During the Non-Competition Period described below, the Executive shall not, directly or indirectly, without the prior written consent of the Board, own, manage, operate, join, control, be employed by, consult with or participate in the ownership, management, operation or control of, or be connected with (as a stockholder, partner, or otherwise), any business, individual, partner, firm, corporation, or other entity that competes or plans to compete, directly or indirectly, with the Company or any of its products; provided, however, that the “beneficial ownership” by the Executive after termination of employment with the Company, either individually or as a member of a “group,” as such terms are used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of not more than two percent (2%) of the voting stock of any publicly held corporation shall not be a violation of Section 10 of this Agreement.
The “Non-Competition Period” means the period the Executive is employed by the Company plus one (1) year from the Termination Date.

(d)Non-Solicitation. During the No-Raid Period described below, the Executive shall not directly or indirectly solicit, induce or attempt to influence any employee to leave the employment of the Company, nor assist anyone else in doing so. Further, during the No-Raid Period, the Executive shall not, either directly or indirectly, alone or in conjunction with another party, interfere with or harm, or attempt to interfere with or harm, the relationship of the Company, with any person who at any time was an employee, customer or supplier of the Company, or otherwise had a business relationship with the Company.

Exhibit 10.1

The “No-Raid Period” means the period the Executive is employed by the Company plus one (1) year from the Termination Date.
(e)Intellectual Property. The Executive agrees that all inventions, designs and ideas conceived, produced, created, or reduced to practice, either solely or jointly with others, during the Executive’s employment with the Company including those developed on the Executive’s own time, which relate to or are useful in the Company’s business (“Intellectual Property”) shall be owned solely by the Company. The Executive understands that whether in preliminary or final form, such Intellectual Property includes, for example, all ideas, inventions, discoveries, designs, innovations, improvements, trade secrets, and other intellectual property. All Intellectual Property is either work made for hire for the Company within the meaning of the United States Copyright Act, or, if such Intellectual Property is determined not to be work made for hire, then the Executive irrevocably assigns all rights, titles and interests in and to the Intellectual Property to the Company, including all copyrights, patents, and/or trademarks. The Executive agrees to, without any additional consideration, execute all documents and take all other actions needed to convey the Executive’s complete ownership of the Intellectual Property to the Company so that the Company may own and protect such Intellectual Property and obtain patent, copyright and trademark registrations for it. The Executive also agrees that the Company may alter or modify the Intellectual Property at the Company’s sole discretion, and the Executive waives all right to claim or disclaim authorship. The Executive represents and warrants that any Intellectual Property that the Executive assigns to the Company, except as otherwise disclosed in writing at the time of assignment, will be the Executive’s sole exclusive original work. The Executive also represents that the Executive has not previously invented any Intellectual Property or has advised the Company in writing of any prior inventions or ideas.
(f)Remedies. The Executive agrees that any breach of the terms of this Section 10 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all persons and/or entities acting for and/or with the Executive, without having to prove damages. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Executive. The Executive and the Company further agree that the confidentiality provisions and the covenants not to compete and solicit contained in this Section 10 are reasonable and that the Company would not have entered into this Agreement but for the inclusion of such covenants herein. Should a court determine, however, that any provision of the covenants is unreasonable, either in period of time, geographical area, or otherwise, the parties hereto agree that the covenant should be interpreted and enforced to the maximum extent which such court deems reasonable. In the event of any violation of the provisions of this Section 10, the Executive acknowledges and agrees that the post-termination restrictions contained in this Section 10 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation. In the event of a material violation by the Executive of this Section 10, any severance being paid to the Executive pursuant to this Agreement or otherwise shall immediately cease.
(g)The provisions of this Section 10 shall survive any termination of this Agreement, and the existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section 10.
11.Employee Representation. The Executive expressly represents and warrants to the Company that the Executive is not a party to any contract or agreement and is not otherwise obligated in any way, and is not subject to any rules or regulations, whether governmentally imposed or otherwise, which will or may restrict in any way the Executive’s ability to fully perform the Executive’s duties and responsibilities under this Agreement.
12.Successors and Assigns.
(a)This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The term “the Company” as used herein shall include any such successors and assigns to the Company’s business and/or assets. The term “successors and assigns” as used herein shall mean a corporation or other entity acquiring or otherwise succeeding to, directly or indirectly, all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.
(b)Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, the Executive’s beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal personal representative.
13.Arbitration and Other Matters.
(a)Except with respect to the remedies set forth in Section 10(f) hereof, any controversy or claim between

Exhibit 10.1

the Company or any of its affiliates and the Executive arising out of or relating to this Agreement or its termination shall be settled and determined by a single arbitrator whose award shall be accepted as final and binding upon the parties. The American Arbitration Association, under its Employment Arbitration Rules, shall administer the binding arbitration. The arbitration shall take place in Columbus, Ohio. The Company and the Executive each waive any right to a jury trial or to a petition for stay in any action or proceeding of any kind arising out of or relating to this Agreement or its termination and agree that the arbitrator shall have the authority to award costs and attorney fees to the prevailing party. Except for any award of attorney fees by the arbitrator as provided in the preceding sentence, the parties acknowledge and agree that in connection with any dispute hereunder, each party shall pay all of its own costs and expenses, including, without limitation, its own attorney fees and expenses.
(b)For so long as there exists liability thereafter with regard to the Executive’s activities on behalf of the Company, the Company shall indemnify the Executive to the fullest extent permitted by applicable law (and in no event in connection with the Executive’s gross negligence or willful misconduct), and shall at the Company’s election provide the Executive with legal representation or shall advance to the Executive reasonable attorneys’ fees and expenses as such fees and expenses are incurred (subject to an undertaking from the Executive to repay such advances if it shall be finally determined by a judicial decision which is not subject to further appeal that the Executive was not entitled to the reimbursement of such fees and expenses).
(c)During the Executive’s employment by the Company and for a period of six years thereafter, the Executive shall be entitled to the same directors’ and officers’ liability insurance coverage that the Company provides generally to its other directors and officers, as may be amended from time to time for such directors and officers.
14.Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the notice of termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, or upon receipt if overnight delivery service or facsimile is used, addressed as follows or to such other address as any party shall notify the other parties of:
To the Executive:
At the most recent address listed in the Company’s books and records.
To the Company:
Express, Inc.
1 Express Drive
Columbus, OH 43230
Attn: Corporate Secretary
15.Settlement of Claims. The Company may offset any amounts the Executive owes it or its subsidiaries or affiliates against any amounts it owes the Executive hereunder.
16.Miscellaneous. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.
17.Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Ohio without giving effect to the conflict of law principles thereof.
18.Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
19.Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof. In the event of any inconsistency between the terms of this Agreement and the terms of any award of equity or non-equity incentive compensation to the Executive, the terms of this Agreement shall govern.
20.Section 409A Compliance. The intent of the parties is that payments and benefits under this Agreement comply with Code Section 409A and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes

Exhibit 10.1

of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.
21.Notwithstanding any other provision of this Agreement to the contrary, if the payments or benefits that Executive would receive from the Company under this Agreement or otherwise (including, without limitation, any payment, benefit, entitlement or distribution paid or provided by the person or entity effecting a change in control) in connection with a change of ownership or control of the Company (or in the ownership of a substantial portion of the assets of the Company) (the “Total Payments”) (a) constitute “parachute payments” within the meaning of Section 280G of the Code, and (b) but for this Section 21, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive will be entitled to receive either (i) the full amount of the Total Payments (taking into account the full value of any equity awards), or (ii) a portion of the Total Payments having a value equal to $1 less than three (3) times your “base amount” (as such term is defined in Section 280G(b)(3)(A) of the Code), whichever of clauses (i) and (ii), after taking into account applicable federal, state, and local income and employment taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by Executive, on an after-tax basis, of the greatest portion of the Total Payments. Any determination required under this Section 21 shall be made in writing by an accounting firm selected by the Executive and reasonably acceptable to the Company (the “Accountants”), whose determination shall be conclusive and binding for all purposes upon the Company and the Executive. The Company shall be responsible and promptly all fees and expenses of the Accountants in connection with or arising from the determinations contemplated hereby. For purposes of making the calculations required by this Section 21, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code. If there is a reduction pursuant to this Section 21 of the Total Payments to be delivered to the Executive, such reduction shall occur in the following order: (i) any cash severance payable by reference to Base Salary or seasonal bonus, (ii) any other cash amount payable to Executive, (iii) any benefit valued as a “parachute payment,” and (iv) acceleration of vesting of any equity award. For the avoidance of doubt, in the event additional Total Payments are made to Executive after the application of the cutback in this Section 21, which additional Total Payments result in the cutback no longer being applicable, the Company shall pay to Executive an additional amount equal to the value of the Total Payments which were originally cutback. The Accountants shall determine at the end of each calendar year whether any such restoration is necessary based on additional Total Payments (if any) made during such calendar year, and shall pay such restoration within ninety (90) days following the last day of such calendar year.
* * * * *

Exhibit 10.1

IN WITNESS WHEREOF, Express, Inc. and Express, LLC have caused this Agreement to be executed by a duly authorized officer and the Executive has executed this Agreement, in each case as of the respective dates set forth below.

EXPRESS, INC.
By: /s/ Michael A. Weiss
Name: Michael A. Weiss
Title: Chief Executive Officer and Chairman of the Board
Date: July 21, 2014

EXPRESS, LLC
By: /s/ Michael A. Weiss
Name: Michael A. Weiss
Title: Chief Executive Officer and Chairman of the Board
Date: July 21, 2014

/s/ David Kornberg
David Kornberg
Date: July 21, 2014